Exhibit 99.1

LKQ Corporation Announces Pricing of $600 Million Senior Notes
Chicago, IL (May 2, 2013)- LKQ Corporation (Nasdaq:LKQ) announced today that it priced an offering of $600 million aggregate principal amount of 4.75% senior notes due 2023, which represents an increase in aggregate principal amount from the $500 million offering of notes previously announced.

LKQ Corporation will pay interest on the notes semi-annually on May 15 and November 15 of each year, commencing on November 15, 2013. The notes will mature on May 15, 2023. The notes will be fully and unconditionally guaranteed by certain of the Company's subsidiaries. The Company intends to use the net proceeds from the offering to repay borrowings under its revolving credit facility and term loan facility, to pay related fees and expenses and for general corporate purposes. The offering is expected to close on or about May 9, 2013, subject to customary closing conditions.

The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes, and shall not constitute an offer, solicitation or sale of such notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About LKQ Corporation
LKQ Corporation is the largest nationwide provider of aftermarket, recycled and refurbished collision replacement parts, and a leading provider of recycled transmissions and remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, the Benelux, France, Canada, Mexico and Central America.
Forward Looking Statements
Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to the proposed offering of the senior notes and our ability to complete such offering and our intentions with regard to the use of the net proceeds from the offering. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2012, in our Form 10-Q for the period ended March 31, 2013, and in other documents we file with the Securities and Exchange Commission from time to time. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com